Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health reports fourth quarter and full year results for fiscal year 2021

•Revenue increased 16% to $42.6 billion in the fourth quarter
•GAAP1 operating earnings decreased 40% to $162 million and non-GAAP operating earnings decreased 28% to $320 million in the fourth quarter, due to a COVID-19-related inventory reserve related to certain PPE in the Medical segment
•GAAP diluted EPS were $0.40 and non-GAAP diluted EPS were $0.77 for the fourth quarter
•Generated operating cash flow of $665 million in the fourth quarter, ending the year with $2.4 billion of operating cash flow
•Increasing enterprise cost savings target by an additional $250 million to $750 million by fiscal year 2023

DUBLIN, Ohio, August 5, 2021 – Cardinal Health (NYSE: CAH) today reported that fourth-quarter fiscal 2021 revenue increased 16% to $42.6 billion. This increase includes the favorable prior year comparison from reduced pharmaceutical demand related to COVID-19. Fiscal year 2021 revenues were $162.5 billion, a 6% increase from fiscal year 2020.

Both GAAP and Non-GAAP operating earnings during the fourth quarter and fiscal year 2021 were adversely impacted by a $197 million COVID-19-related inventory reserve related to certain Personal Protective Equipment (PPE) in the Medical segment. Fourth-quarter and full year GAAP diluted earnings per share (EPS) were also negatively impacted by $149 million and $1.17 billion pre-tax charges, respectively, related to opioid lawsuits brought by states and local governmental entities.

Fourth-quarter GAAP operating earnings decreased 40% to $162 million and GAAP diluted EPS decreased to $0.40. Non-GAAP operating earnings decreased 28% to $320 million and Non-GAAP diluted EPS decreased 26% to $0.77 in the quarter.

Fiscal year 2021 GAAP operating earnings were $472 million and non-GAAP operating earnings decreased 5% to $2.3 billion. GAAP diluted EPS for fiscal year 2021 were $2.08, while non-GAAP diluted EPS were $5.57.

“We’re disappointed with our fourth quarter results. Throughout the past year we have been taking action to drive performance, and we will continue to move forward with urgency,” said Mike Kaufmann, CEO of Cardinal Health. “For example, we divested the Cordis business, extended our Red Oak Sourcing agreement with CVS Health, identified $250 million of additional cost savings opportunities and made important leadership changes. With the actions we’ve taken to date and our plans for fiscal year 2022, we feel confident in our strategy, and are encouraged by the tailwinds behind our growth areas and strong cash flow generation."

Cardinal Health

Q4 and full year FY21 summary

	Q4 FY21	Q4 FY20	Y/Y	FY21	FY20	Y/Y
Revenue	$42.6 billion	$36.7 billion	16%	$162.5 billion	$152.9 billion	6%
Operating earnings/(loss)	$162 million	$270 million	(40)%	$472 million	$(4.1) billion	N.M
Non-GAAP operating earnings	$320 million	$442 million	(28)%	$2.3 billion	$2.4 billion	(5)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$116 million	$656 million	N.M.	$611 million	$(3.7) billion	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$227 million	$305 million	(26)%	$1.6 billion	$1.6 billion	2%
Effective Tax Rate	2.6%	19.4%		(89.7)%	2.1%
Non-GAAP Effective Tax Rate	22.6%	26.4%		22.8%	25.1%
Diluted EPS attributable to Cardinal Health, Inc.	$0.40	$2.23	N.M.	$2.08	$(12.61)	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$0.77	$1.04	(26)%	$5.57	$5.45	2%

COVID-19
The COVID-19 pandemic adversely affected fiscal year 2021 results. The company estimates that COVID-19 had a total net negative impact to both GAAP and non-GAAP operating earnings of approximately $300 million in fiscal year 2021, or approximately $200 million on a year-over-year basis.

Segment results

Pharmaceutical segment

	Q4 FY21		Q4 FY20		Y/Y	FY21		FY20		Y/Y
Revenue	$38.3	billion	$33.2	billion	15%	$145.8	billion	$137.5	billion	6%
Segment profit	$358	million	$359	million	—%	$1,684	million	$1,753	million	(4)%

Fourth-quarter revenue for the Pharmaceutical segment increased 15% to $38.3 billion driven primarily by sales growth from large Pharmaceutical Distribution and Specialty Solutions customers. This increase also includes the favorable prior year comparison from reduced pharmaceutical demand related to COVID-19.

Pharmaceutical segment profit was flat at $358 million in the fourth quarter. This reflects COVID-19-related volume recovery in the Nuclear and Precision Health Solutions business, offset by the adverse impact of Pharmaceutical Distribution customer contract renewals.

Medical segment

	Q4 FY21		Q4 FY20		Y/Y	FY21		FY20		Y/Y
Revenue	$4.2	billion	$3.5	billion	23%	$16.7	billion	$15.4	billion	8%
Segment profit	$(63)	million	$120	million	(153)%	$577	million	$663	million	(13)%
Fourth-quarter revenue for the Medical segment increased 23% to $4.2 billion, driven by a net positive impact from COVID-19 on products and distribution. This increase was primarily due to a recovery in elective procedure volumes and the positive pricing impact of PPE.

Medical segment loss of $63 million in the fourth quarter was due to an adverse impact from COVID-19. This was primarily due to an inventory reserve on certain PPE products, partially offset by a recovery in elective procedure volumes. Additionally, benefits from cost savings initiatives were offset by elevated supply chain costs.

Tax rate
The GAAP effective tax rates for the fourth quarter of fiscal year 2021, fiscal year 2021 and fiscal year 2020 included net tax benefits related to the treatment of the tax impacts of the opioid litigation charges. Included in the GAAP effective tax rate for fiscal 2021 was a benefit from the net operating loss carryback primarily related to a self-insurance pre-tax loss.

Cardinal Health

Fiscal year 2022 outlook1

Non-GAAP earnings per share	$5.60 - $5.90
Interest and other	$150M - $180M
Non-GAAP effective tax rate	23.5% - 25.5%
Diluted weighted average shares outstanding	287M - 292M
Capital Expenditures	$400M - $450M

Fiscal year 2022 non-GAAP EPS guidance reflects a net tailwind related to COVID-19 of approximately $200 million compared to the prior year. Additionally, the company expects incremental investments of approximately $120 million in technology enhancements to drive growth and efficiencies, as well as an approximate $80 million negative impact to operating earnings due to the Cordis divestiture. Fiscal year 2022 non-GAAP EPS guidance reflects share repurchases in the range of $500 million to $1.0 billion.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Recent highlights
•Cardinal Health amended its Red Oak Sourcing agreement with CVS Health to extend the term of the generic pharmaceutical sourcing venture through June 2029.
•Cardinal Health announced the completion of the previously announced sale of Cardinal Health’s Cordis business to Hellman & Friedman for a sale price of approximately $1 billion.
•Cardinal Health, along with pharmaceutical distribution peers, announced that they have negotiated a comprehensive proposed settlement agreement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities.
•Cardinal Health Board of Directors approved a quarterly dividend of $0.4908 per share. The dividend will be payable on October 15, 2021 to shareholders of record at the close of business on October 1, 2021.
•Cardinal Health has been named one of the 2021 Best Companies for Multicultural Women by Seramount (formerly Working Mother Media), an honor recognizing companies that create and use best practices in hiring, retaining and promoting multicultural women in the United States.

Upcoming webcasted investor events
•Morgan Stanley 19th Annual Global Healthcare Conference at 8:00 a.m. Eastern, September 14, 2021

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until August 5, 2022.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 847.887.1487
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

Cardinal Health

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain including ongoing volume reductions in our generics program, our ability to recoup or mitigate cost increases to source certain personal protective or other equipment or reduced price or demand for such personal protective equipment resulting in additional inventory reserves, and the possible impact of disruptions of our distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including the financial impact associated with the proposed settlement agreement and process we have negotiated with governmental authorities, including the risk that we may fail to reach a final settlement agreement or that a significant number of states and subdivisions may not agree to sign on the proposed settlement agreement, and the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of August 5, 2021. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Earnings/(Loss) (Unaudited)

	Fourth Quarter			Fiscal Year
(in millions, except per common share amounts)	2021	2020	% Change	2021	2020		% Change
Revenue	$42,586	$36,689	16%	$162,467	$152,922		6%
Cost of products sold	41,111	35,099	17%	155,689	146,054		7%
Gross margin	1,475	1,590	(7)%	6,778	6,868		(1)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,129	1,137	(1)%	4,533	4,572		(1)%
Restructuring and employee severance	33	42		114	122
Amortization and other acquisition-related costs	106	129		451	524
Impairments and (gain)/loss on disposal of assets, net	1	—		79	7
Litigation (recoveries)/charges, net [1]	44	12		1,129	5,741
Operating earnings/(loss)	162	270	(40)%	472	(4,098)		N.M

Other (income)/expense, net	(16)	(22)		(47)	(1)
Interest expense, net	44	49	(10)%	180	238		(24)%
Loss on early extinguishment of debt	13	7		14	16
(Gain)/Loss on sale of equity interest in naviHealth[2]	2	(579)		2	(579)
Earnings/(loss) before income taxes	119	815	(85)%	323	(3,772)		N.M.

Provision for/(benefit from) income taxes [3]	4	158	N.M	(289)	(79)		N.M.
Net earnings/(loss)	115	657	N.M	612	(3,693)		N.M.

Less: Net earnings attributable to noncontrolling interests	1	(1)		(1)	(3)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$116	$656	N.M.	$611	$(3,696)		N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$0.40	$2.25	N.M.	$2.09	$(12.61)		N.M.
Diluted	0.40	2.23	N.M.	2.08	(12.61)	[4]	N.M.

Weighted-average number of common shares outstanding:
Basic	290	292		292	293
Diluted	293	294		294	293	[4]
1Litigation (recoveries)/charges, net includes pre-tax charges of $1.17 billion and $5.63 billion recorded in fiscal 2021 and 2020, respectively, related to the opioid litigation. During three months ended June 30, 2021, pre-tax charges of $149 million were recorded related to the opioid litigation.
2 In the four quarter of fiscal 2020, we recognized a $579 million pre-tax gain ($493 million after tax) in connection with the sale of our remaining equity interest in a partnership that owned 100 percent of naviHealth.
3 Provision for/(benefit from) income taxes includes a tax benefit recorded during fiscal 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $424 million.

In addition, the amount of tax benefit increased by approximately $50 million during the three months ended June 30, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefits associated with the opioid litigation charges are $228 million and $488 million for fiscal 2021 and 2020, respectively.
4Due to the net loss during fiscal 2020, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2021	June 30, 2020
Assets
Current assets:
Cash and equivalents	$3,407	$2,771
Trade receivables, net	9,103	8,264
Inventories, net	14,594	13,198
Prepaid expenses and other	2,843	1,707
Assets held for sale	1,101	—
Total current assets	31,048	25,940

Property and equipment, net	2,360	2,366
Goodwill and other intangibles, net	10,094	11,275
Other assets	951	1,185
Total assets	$44,453	$40,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,700	$21,374
Current portion of long-term obligations and other short-term borrowings	871	10
Other accrued liabilities	2,957	2,231
Liabilities related to assets held for sale	96	—
Total current liabilities	27,624	23,615

Long-term obligations, less current portion	5,365	6,765
Deferred income taxes and other liabilities	9,670	8,594

Total shareholders’ equity	1,794	1,792
Total liabilities and shareholders’ equity	$44,453	$40,766

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings/(loss)	$115	$657	$612	$(3,693)

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	180	225	783	913
Impairments and (gain)/loss on disposal of assets, net	1	—	79	7
(Gain)/Loss on sale of equity interest in naviHealth	2	(579)	2	(579)
Loss on early extinguishment of debt	13	7	14	16
Share-based compensation	5	22	89	90
Provision for/(benefit from) deferred income taxes	496	(961)	496	(961)
Provision for bad debts	16	20	65	106
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	(393)	735	(904)	82
Increase in inventories	(261)	(401)	(1,584)	(409)
Increase/(decrease) in accounts payable	1,058	(610)	2,325	(162)
Other accrued liabilities and operating items, net	(567)	1,125	452	6,550
Net cash provided by operating activities	665	240	2,429	1,960

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	—	(3)	—
Additions to property and equipment	(126)	(136)	(400)	(375)
Purchases of investments	(4)	(2)	(22)	(20)
Proceeds from sale of investments	42	880	47	886
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	—	—	2
Net cash provided by/(used in) investing activities	(88)	742	(378)	493

Cash flows from financing activities:
Net change in short-term borrowings	—	—	—	(2)
Proceeds from interest rate swap terminations	—	112	18	112
Reduction of long-term obligations	(517)	(511)	(570)	(1,399)
Net tax proceeds/(withholdings) from share-based compensation	9	12	8	8
Dividends on common shares	(141)	(141)	(573)	(569)
Purchase of treasury shares	—	—	(200)	(350)
Net cash used in financing activities	(649)	(528)	(1,317)	(2,200)

Effect of exchange rates changes on cash and equivalents	3	(12)	11	(13)
Cash and equivalents reclassified to assets held for sale	(23)	—	(109)	—

Net increase/(decrease) in cash and equivalents	(92)	442	636	240
Cash and equivalents at beginning of period	3,499	2,329	2,771	2,531
Cash and equivalents at end of period	$3,407	$2,771	$3,407	$2,771

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$38,344	$33,241	Amount	$4,246	$3,453
Growth rate	15%	—%	Growth rate	23%	13%

Segment profit			Segment profit
Amount	$358	$359	Amount [1]	$(63)	$120
Growth rate	—%	(20)%	Growth rate	(153)%	24%
Segment profit margin	0.93%	1.08%	Segment profit margin	(1.50)%	3.49%

Fiscal Year

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$145,796	$137,495	Amount	$16,687	$15,444
Growth rate	6%	6%	Growth rate	8%	(1)%

Segment profit			Segment profit
Amount	$1,684	$1,753	Amount [1,2]	$577	$663
Growth rate	(4)%	(4)%	Growth rate	(13)%	15%
Segment profit margin	1.15%	1.28%	Segment profit margin	3.46%	4.30%
1 Medical segment profit/(loss) for the three months ended June 30, 2021 and fiscal 2021 includes a reserve of $197 million to reduce the carrying value of certain personal protective equipment to its net realizable value.
2 Medical segment profit for fiscal 2020 does not include $85 million incurred for inventory write-offs and certain remediation and supply disruption costs associated with fiscal 2020 voluntary surgical gown-related recalls.
The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings			Net			Diluted
		Margin		SG&A2		Earnings	Before	Provision for		Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Rate	Rate	EPS[3]	Rate
	Fourth Quarter 2021
GAAP	$1,475	(7)%	$1,129	(1)%	$162	(40)%	$119	$4	$116	N.M.	2.6%	$0.40	N.M.
Surgical gown recall costs/(income)	(24)		2		(26)		(26)	(7)	(19)			(0.06)
State opioid assessment related to prior fiscal years	—		—		—		—	—	—			—
Restructuring and employee severance	—		—		33		33	8	25			0.08
Amortization and other acquisition-related costs	—		—		106		106	32	74			0.25
Impairments and (gain)/loss on disposal of assets, net	—		—		1		1	3	(2)			(0.02)
Litigation (recoveries)/charges, net[4]	—		—		44		44	22	22			0.07
Loss on early extinguishment of debt	—		—		—		14	3	11			0.04
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		2	1	1			0.01
Non-GAAP	$1,451	(8)%	$1,132	(1)%	$320	(28)%	$292	$66	$227	(26)%	22.6%	$0.77	(26)%

	Fourth Quarter 2020
GAAP	$1,590	(5)%	$1,137	(3)%	$270	(12)%	$815	$158	$656	N.M	19.4%	$2.23	N.M
Surgical gown recall costs/(income)	(7)		3		(10)		(10)	(3)	(7)			(0.02)
State opioid assessment related to prior fiscal years	—		1		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		42		42	10	32			0.11
Amortization and other acquisition-related costs	—		—		129		129	32	97			0.33
Litigation (recoveries)/charges, net	—		—		12		12	5	7			0.02
Loss on early extinguishment of debt	—		—		—		7	2	5			0.02
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(579)	(86)	(493)			(1.68)
Transitional tax benefit, net	—		—		—		—	(9)	9			0.03
Non-GAAP	$1,583	(5)%	$1,141	(2)%	$442	(13)%	$415	$110	$305	(9)%	26.4%	$1.04	(6)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4Litigation (recoveries)/charges, net includes pre-tax charges of $1.17 billion and $5.63 billion recorded in fiscal 2021 and 2020, respectively, related to the opioid litigation. During three months ended June 30, 2021, pre-tax charges of $149 million were recorded related to the opioid litigation. The amount of tax benefit increased by approximately $50 million during the three months ended June 30, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefits associated with the opioid litigation charges are $228 million and $488 million for fiscal 2021 and 2020, respectively.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

						Operating	Earnings/			Net
		Gross				Earnings/	(Loss)	Provision for/		Earnings/			Diluted
		Margin		SG&A2	Operating	(Loss)	Before	(Benefit from)	Net	(Loss)[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	Fiscal Year 2021
GAAP	$6,778	(1)%	$4,533	(1)%	$472	N.M.	$323	$(289)	$611	N.M.	(89.7)%	$2.08	N.M.
Surgical gown recall costs/(income)	(24)		4		(28)		(28)	(7)	(21)			(0.07)
State opioid assessment related to prior fiscal years	—		(38)		38		38	9	29			0.10
Restructuring and employee severance	—		—		114		114	27	87			0.29
Amortization and other acquisition-related costs	—		—		451		451	118	333			1.13
Impairments and (gain)/loss on disposal of assets, net	—		—		79		79	15	64			0.21
Litigation (recoveries)/charges, net[5]	—		—		1,129		1,129	606	523			1.78
Loss on early extinguishment of debt	—		—		—		14	3	11			0.04
(Gain)/Loss on sale of equity interest in naviHealth investment	—		—		—		2	1	1			0.01
Non-GAAP	$6,754	(2)%	$4,499	(1)%	$2,255	(5)%	$2,122	$483	$1,637	2%	22.8%	$5.57	2%

	Fiscal Year 2020
GAAP	$6,868	—%	$4,572	2%	$(4,098)	N.M.	$(3,772)	$(79)	$(3,696)	N.M.	2.1%	$(12.61)	N.M.
Surgical gown recall costs/(income)	48		(37)		85		85	22	63			0.22
State opioid assessment related to prior fiscal years	—		(3)		3		3	1	2			0.01
Restructuring and employee severance	—		—		122		122	29	93			0.31
Amortization and other acquisition-related costs	—		—		524		524	130	394			1.34
Impairments and (gain)/loss on disposal of assets, net	—		—		7		7	2	5			0.02
Litigation (recoveries)/charges, net[5]	—		—		5,741		5,741	514	5,227			17.84
Loss on early extinguishment of debt	—		—		—		16	4	12			0.04
(Gain)/Loss on sale of equity interest in naviHealth investment					—		(579)	(86)	(493)			(1.68)
Transitional tax benefit, net	—		—		—		—	2	(2)			(0.01)
Non-GAAP	$6,916	1%	$4,532	1%	$2,384	1%	$2,147	$539	$1,605	1%	25.1%	$5.45	3%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4For fiscal 2020, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 293 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. Fiscal 2020 non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.

5Litigation (recoveries)/charges, net includes pre-tax charges of $1.17 billion and $5.63 billion recorded in fiscal 2021 and 2020, respectively, related to the opioid litigation. The net tax benefits associated with the opioid litigation charges are $228 million and $488 million for fiscal 2021 and 2020, respectively.
Litigation(recoveries)/charges, includes a tax benefit recorded during fiscal 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $424 million; however, for purposes of Non-GAAP financial measures, we allocated $389 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $35 million is included in non-GAAP measures.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2021 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2021 impacted the Company's EPS by $3.49, which includes a $3.21 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current period results and prior period results by prior period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income) and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net divided by (earnings before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.